Exhibit 3.3

                              ARTICLES OF AMENDMENT
                                     TO THE
                            ARTICLES OF INCORPORATION

Pursuant to the provisions of article 4.04 of the Texas Business Corporation Act, the undersigned corporation adopts the following articles of amendment to its articles of incorporation:

                                   ARTICLE ONE

The name of the Corporation is ATOMIC PAINTBALL, INC.

                                   ARTICLE TWO

The following amendment to the articles of incorporation was adopted by the shareholders of the corporation on July 1, 2003. The articles of incorporation are amended to adopt an additional class of preferred shares.

The amendment alters or changes article seven of the original articles of incorporation and the full text of each provision as altered is as follows:

                                  ARTICLE SEVEN

The governing board of the corporation shall be styles as directors, the number of Directors constituting the initial Board of Directors is two (2) and the names and addresses of the person(s) to serve as directors until the first annual meeting of the Shareholders, or until their successors are elected and qualified are:

Alton K. Smith             Barbara J. Smith
219 Josey Ln.              219 Josey Ln.
Red Oak, Texas 75154       Red Oak, Texas 75154


The amendment is an addition to the original articles of incorporation and the full text of each provision added is as follows:

                                  ARTICLE NINE

1. General. The Corporation shall have authority to issue two classes of shares, to be designated as "Preferred" and "Common". The total number of shares which the Corporation is authorized to issue is 12,000,000 shares. The number of Common shares authorized is 10,000,000 and the par value of each share is $0.00 per share. The Common shares shall have identical rights and privileges in every respect. The number of Preferred shares authorized is 2,000,000 and the par value of each such share is $0.00 per share.

2. Preferred Stock. The Board of Directors is vested with the authority to adopt a resolution or resolutions providing for the issue of authorized but unissued shares of Preferred Stock, which shares may be issued from time to time in one or more series and in such amounts as may be determined by the Board of Directors in such resolution or resolutions. The characteristics of the Preferred Stock, including the ownership powers, voting powers, designations, preferences, and relative, participating, optional or other rights, if any, of each series of Preferred Stock and the qualifications, limitations or restrictions, if any, of such preferences and/or rights (collectively the "Series Terms"), shall be such as are stated and expressed in a resolution or resolutions providing for the creation or revision of such Series Terms (a "Preferred Stock Series Resolution") adopted by the Board of Directors or a committee of the Board of Directors to which such responsibility is specifically and lawfully delegated. The powers of the Board with respect to the Series Terms of a particular series (any of which powers may, by a resolution of the Board of Directors, be specifically delegated to one or more of its committees, except as prohibited by law) shall include, but not be limited to, the establishment of the following relative rights and preferences:

         A. The rate of dividends;

         B. The price at and the terms and conditions for which shares may be redeemed;

         C. The amount payable upon shares in event of involuntary liquidation;

         D. The amount payable upon shares in event of voluntary liquidation;

         E. Sinking fund provisions (if any) for the redemption or purchase of shares;

         F. The terms and conditions on which shares may be converted if the shares of any Series are issued with the privilege of conversion; and

         G. Voting rights, including the number of votes per shares, the matter on which shares can vote, and the contingencies which make the voting rights effective.

3. Preferences, Limitations and Relative Rights.

         A. General . All shares of Common Stock shall have identical rights with each other. Except as provided in this Article Seven or in Preferred Stock Series Resolutions, all shares of Preferred Stock shall have preferences, limitations and relative rights identical with each other. Except as expressly provided in the Preferred Stock Series Resolutions, shares of Preferred Stock shall have only the preferences and relative rights expressly stated in this Article.

         B. Dividends.

         (i) The Preferred Stock at the time outstanding shall be entitled to receive, when, as, and if declared by the Board of Directors, out of any funds legally available therefor, dividends at the rate fixed by the Board of Directors.

         (ii) No dividends shall be declared or paid on Common Stock unless full dividends on outstanding Preferred Stock for all past dividend periods and for the current dividend periods shall have been declared and paid.

         C. Liquidation Preference. In the event of dissolution, liquidation, or winding up of the Corporation (whether voluntary or involuntary), after payment or provision for payment of debts but before any distribution to the holders of the Common Stock, as provided under Texas law, the holders of each Series of Preferred Stock then outstanding shall be entitled to receive the amount fixed by the Board of Directors, plus a sum equal to all cumulated, but unpaid dividends (if any) to the date fixed for distribution. All remaining assets shall be distributed pro rata among the holders of Common Stock.

         D. Redemption.

         (i) All or part of any one or more Series of Preferred Stock may be redeemed at any time or times at the option of the Corporation by a resolution of the Board of Directors, in accordance with the terms and provisions of this Article Seven and those fixed by the Board of Directors. The Corporation may redeem shares of any one or more series without redeeming shares of other series, as determined by the Board of Directors. If less than all the shares of any series are to be redeemed, the shares of the series to be redeemed shall be selected ratably whether by lot or by any other equitable method determined by the Board of Directors.

         (ii) Redeemed shares shall be paid for in amounts and manners as fixed by the Board of Directors.

         (iii) Shares of Preferred Stock which are redeemed shall be canceled and shall be restored to the status of authorized but unissued shares.

         E. Purchase. Except as provided in this Article, nothing shall limit the right of the Corporation to purchase any of its outstanding shares in accordance with law, by public or private transaction.

         F. Voting. Except as fixed by the Board of Directors and except as otherwise expressly provided by law, all voting powers shall be in Common Stock and none in the Preferred Stock. Where Preferred Stock as a Class has voting power, all Series of Preferred Stock shall be a single class.

                                   ARTICLE TEN

Cumulative voting by the Shareholders of the corporation at any election for Directors is expressly prohibited. The Shareholders entitled to vote for Directors in such election shall be entitled to cast one (1) vote for each Director for each share held and no more.

                                 ARTICLE ELEVEN

         No holder of any stock of the corporation shall be entitled as a matter of right to purchase or subscribe for any part of any stock of the corporation authorized by these Articles or of any additional stock of any class to be issued by reason of any increase of the authorized stock of the corporation, or of any bonds, certificates of indebtedness, debentures, warrants, options or other securities convertible into any class of stock of the corporation, but any stock authorized by these Articles or any such additional authorized issue of any stock or securities convertible into any stock may be issued and disposed of by the Board of Directors to such persons, firms, corporations or associations for such consideration and upon such terms and in such manner as the Board of Directors may in its discretion determine without offering any part thereof on the same terms or on any terms to the Shareholders then of record or to any class of Shareholders, provided only that such issuance may not be inconsistent with any provision of law or with any of the provisions of this Article.

                                 ARTICLE TWELVE

         The corporation shall indemnify, to the maximum extent allowed by Texas law, any person who is or was a Director, Officer, agent or employee of the corporation, and any person who serves or served at the corporation's request as a Director, Officer, agent, employee, partner or trustee of another corporation, partnership, joint venture, trust or other enterprise.


                                ARTICLE THIRTEEN

         No contract or other transaction between the Corporation and any other person (as used herein the term "Person" means an individual, firm, trust, partnership, association, corporation, or other entity) shall be affected or invalidated by the fact that any director of the Corporation is interested in, or is a member, director, or an officer of, such other person, and any director may be a party to or may be interested in any contract or transaction of the Corporation or in which the Corporation is interested; and no contract, act, or transaction of the Corporation with any person shall be affected or invalidated by the fact that any director of the Corporation is a party to, or interested in, such contract, act, or transaction, or in any way connected with such person. Each and every person who may become a director of the Corporation is hereby relieved from any liability that might otherwise exist from contracting with the Corporation for the benefit of himself or any person in which he may in any way be interested; provided that the fact of such interest shall have been disclosed to, or shall be known by, the other directors or the shareholders of the Corporation, as the case may be, acting upon or with reference to such act, contract, or transaction, even though the presence at a meeting or vote or votes of such interested director might have been necessary to obligate the Corporation upon such act, contract, or transaction.

                                ARTICLE FOURTEEN

         The Corporation shall have the authority to purchase, directly or indirectly, its own shares to the extent of the aggregate of the unrestricted capital surplus available therefor and unrestricted reduction surplus available therefor, without submitting such purchase to a vote of the shareholders of the Corporation.


                                 ARTICLE FIFTEEN

Any action required by the Texas law to be taken at any annual or special meeting of Shareholders, or any action which may be taken at any annual or special meeting of Shareholders, may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holder or holders of shares having not less than the minimum number of votes that would be necessary to take such action at a meeting at which the holders of all shares entitled to vote on the action were present and voted.


The amendment deletes (a portion) (all) of article ___________ of the original articles of incorporation. The part that was deleted read as follows:


                                                   ARTICLE THREE

The number of shares of the corporation outstanding at the time of such adoption was 400,000; and the number of shares entitled to vote thereon was 400,000.

The designation and number of outstanding shares of each class or series entitled to vote thereon as a class were as follows:

                                        Number of Shares Outstanding
         Class or Series                and Entitled to Vote as a Class

         Common Stock                   400,000


                                  ARTICLE FOUR

The number of shares voted for such amendment was 400,000; and the number of shares voted against such amendment was 0.

The number of shares of each series entitled to vote as a class or series voted for or against such amendment as follows:

                                            Number of Shares Voted
         Class or Series                    For          Against

         Common Stock                       400,000      0

The holders of all of the shares outstanding and entitled to vote on said amendment have signed a consent in writing pursuant to Article 9.10 adoption said amendment and any written notice required by Article 9.10 has been given.

                                  ARTICLE FIVE

The manner in which any exchange, reclassification or cancellation of issued shares provided for in the amendment shall be effected is as follows;

         None.

                                   ARTICLE SIX

The manner in which such amendment effects a change in the amount of stated capital, and the amount of stated capital as changed by such amendment, are as follows:

         None.

Dated July 1, 2003

                                                     Atomic Paintball, Inc.

                                                     By /s/ Alton K. Smith
                                                            Its: Secretary